UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2020

MATEON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29397 Agoura Road Suite 107

Agoura Hills, CA 91301

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code

(650) 635-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbols	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events

Press releases

We issued several press releases related to our OT-101 program against COVID-19. They are filed herewith.

OT-101 is an antisense againt the host TGF-β protein required for viral replication and its overexpression likely to cause the wide range of clinical symptoms associated with COVID-19 including Kawasaki syndrome (Fatih M. Uckun, Vuong Trieu. Targeting Transforming Growth Factor-beta for Treatment of COVID-19-associated Kawasaki Disease in Children. Clin Res Pediatr 2020; 3(1): 1-3) and acute respiratory distress syndrome (ARDS) (Fatih M. Uckun, Larn Hwang, Vuong Trieu. Selectively targeting TGF-β with Trabedersen/OT-101 in treatment of evolving and mild ARDS in COVID-19. Clin. Invest. (Lond.) 2020; 10(2), 167-176. DOI: 10.4172/ Clinical-Investigation.1000166.).

TGF-β is elevated in COVID-19 (Xiong Y. et al. Transcriptomic characteristics of bronchoalveolar lavage fluid and peripheral blood mononuclear cells in COVID-19 patients. Emerging Microbes & infections 2020; 9:1, 761-770, DOI: 10.1080/22221751.2020.1747363. Agrati C. et al. Expansion of myeloid-derived suppressor cells in patients with severe coronavirus disease (COVID-19). Cell Death & Differentiation 2020; https://doi.org/10.1038/s41418-020-0572-6.).

OT-101 is also being developed as an adjuvant for second generation COVID-19 vaccine. To avoid the two potential issues with 1st generation vaccine against COVID-19, we will be combining the 1st generation COVID-19 DNA vaccine with a TGF-β inhibitor (OT-101) to stimulate a strong immune response while suppressing the IgA class switching that could aggravate the disease through Kawasaki reaction- IgA vasculitis. The company is aggressively pursuing the development of this 2nd generation COVID-19 vaccine expecting that the 1st generation vaccines would not be fully effective and may not be sufficiently protective to counter the current pandemic.

Pharma Forum Presentation on OT-101 and COVID-19

September 21, 2020 (GLOBE NEWSWIRE) — Mateon Therapeutics “Mateon” (OTC.QB: MATN), announced that on September 21, 2020, Dr. Vuong Trieu, CEO of Mateon, will be presenting as Webinar “Trabedersen-Drug Development using phosphorothioate antisense platform” at Pharma Forum 2020/ Pharmacology and Toxicology/September 21, 2020. Of significant is the finding that OT-101 treatment reduced IL-6 level among treated pancreatic cancer patients suggesting that OT-101 would be effective in controlling the cytokine storm in COVID-19.

The ability to leverage antisense platform to develop a rapid response to emerging viral infection such as COVID-19 and future zoonoses is presented. The presentation is filed herewith

Regulatory clearance of C001 clinical trial

October 19, 2020 - Mateon Therapeutics, Inc. (“Mateon” or the “Company”) (OTCQB:MATN) announced the receipt of approval from Republica Argentina – Poder Ejecutivo Nacional, the regulatory agency of Argentina, to initiate the Company’s Phase 2 clinical trial of OT-101, a TGF-β antisense, for the treatment of patients with mild to severe COVID-19 infection. Argentina now has the fifth highest tally of confirmed coronavirus cases worldwide, with the latest additions taking it past Colombia in a global ranking compiled by John Hopkins University.

This multi-center, double blind, randomized, placebo-control study will evaluate the safety and efficacy of OT-101 in combination with standard of care on two (2) patient cohorts – 1) mild or moderate disease, and 2) severe disease requiring mechanical ventilation or intubation. The study will enroll approximately 24 patients in Argentina with an aggregate total of 72 pts study wide. The primary efficacy endpoint is the proportion of subjects with clinical improvement score (measured by an 8 point World Health Organization [WHO] COVID 19 Clinical Improvement Ordinal Scale) as assessed by the Odds Ratio (OR) at Day 14.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporation by reference

99.1	Pharma Forum Press Release	Filed herewith.
99.2	Argentina Regulatory Clearance Press Release	Filed herewith
99.3	Pharma Forum Presentation	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: October 21, 2020		/s/ Vuong Trieu
	By:	Vuong Trieu
Chief Executive Officer

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